Calculation of Ratios of Earnings to Fixed Assets
General Signal Corporation
(Dollars in millions)                                          Exhibit (12.0)
                              Quarter
                               Ended
                              March 31,   Year Ended December 31,

                       1995  1994    1993  1992   1991   1990

Earnings:
Earnings from continuing
operations before income
taxes & extraordny items    42.0   160.3   139.1    9.5     97.4   15.5
  Add: fixed charges         6.3    20.2    22.6   35.3     39.3   46.4
- - - - -----------------------------------------------------------------------
                            48.3   180.5   161.7   44.8    136.7   61.9
Fixed charges:
Interest Expense (Gross)     4.7    14.4    18.0   28.6     31.8    37.2
 One-third of rent expense   1.6     5.8     4.6    6.7      7.5     9.2
- - - - ------------------------------------------------------------------------
                          $  6.3  $ 20.2  $ 22.6 $ 35.3   $ 39.3  $ 46.4
- - - - ------------------------------------------------------------------------
Ratio                       7.67    8.94    7.15   1.27     3.48    1.33